Exhibit 10.1

DIRECTOR COMPENSATION PLAN OF 2010
Approved February 22, 2010
Effective Date: As of January 1, 2010

This Director Compensation Plan has been adopted for independent directors of the Company:

Directors who are independent directors shall be granted automatically, on the first day of each calendar year, an option to purchase 50,000 shares of common stock at an exercise price equal to the last closing price of the common stock prior to the effective date of the grant. The options shall vest quarterly at the rate of 25% each calendar quarter over that calendar year, commencing on the first day of each calendar quarter.

For their service on one or more committees of the Board of Directors, the independent directors shall be entitled to a grant on the first day of each calendar year of stock options to purchase 50,000 shares, or, at the election of the director, 50,000 shares of restricted stock, vesting quarterly at the rate of 25% throughout the calendar year on the first day of each calendar quarter, commencing on January 1 of each calendar year. In addition, the Company shall pay each director $15,000 to offset their tax liability in respect of the restricted stock, such amount to be paid quarterly.

For the initial year of this plan (2010), a director may, at his or her election, elect to receive the Committee fees, in cash equal to the value of the restricted stock.

The option grant or restricted stock award to the Chairman of the Board in respect of his directors’ compensation and committee fees shall be at the rate of twice the annual grants described above for independent directors, plus $15,000 in cash to offset any tax liability for restricted stock.

If a director ceases to be a director at any time during the calendar year, or ceases to be a committee member during the calendar year, then the options or restricted stock (plus cash), as the case may be, that have not yet vested shall lapse and shall not vest or be issued to such person.

All options granted under this plan shall remain in effect for five years after the date such options were granted. In the event that the Company engages in an extraordinary transaction, or in case a tender offer is commenced for shares of the Company or in the event any person acquires more than 20% of the outstanding stock of the Company (other than those persons who, as of this date, own a percentage of the stock equal to or greater than 20%), then all options that have not vested, and all restricted stock that has not yet vested, shall automatically and without further action become vested.

All references to shares that my be issued hereunder, and all outstanding options issued hereunder, and all shares of restricted stock issued hereunder, shall be adjusted in the event of any adjustment to, modification of or reclassification of the capital stock of the Company.